EXHIBIT 10.48

Änderung zum Vorstandsanstellungsvertrag	Amendment to Management Board Member’s Service Agreement
Zwischen

der Diebold Nixdorf AG, Heinz-Nixdorf-Ring 1, 33106 Paderborn, vertreten durch den Aufsichtsrat, dieser vertreten durch seinen Vorsitzenden Herrn Dr. Alexander Dibelius

- im Folgenden „Gesellschaft“ genannt -
und

Herrn Dr. Jürgen Wunram, wohnhaft Am Heiddamm 21, 28355 Bremen.

Between

Diebold Nixdorf AG, Heinz-Nixdorf-Ring 1, 33106 Paderborn, represented by the supervisory board, in turn represented by its chairman, Dr. Alexander Dibelius

- hereinafter referred to as “Company” -
and

Dr. Jürgen Wunram, residing in Am Heiddamm 21, 28355 Bremen.

Präambel	Preamble
Herr Dr. Jürgen Wunram ist durch Beschluss des Aufsichtsrats der Diebold Nixdorf AG vom 14.12.2006 für die Zeit vom 01.03.2007 bis zum 28.02.2012 zum ordentlichen Mitglied des Vorstandes der Gesellschaft bestellt worden. Die Gesellschaft und Herr Dr. Wunram haben einen Vorstandsanstellungsvertrag am 15.12.2006 abgeschlossen. Durch Beschluss des Aufsichtsrats vom 27.04.2010 wurde der Vertrag ersetzt. Durch Beschluss des Aufsichtsrats vom 27.07.2011 ist Herr Dr. Wunram erneut für die Zeit vom 01.03.2012 bis zum 28.02.2017 und durch Beschluss des Aufsichtsrats vom 03.03.2016 erneut für die Zeit vom 01.03.2016 bis zum 28.02.2019 zum ordentlichen Mitglied des Vorstandes der Gesellschaft bestellt worden. Durch Beschluss des Aufsichtsrats vom 15.02.2017 wurde Herr Dr. Wunram mit Wirkung zum 01.04.2017 zum Vorsitzenden des Vorstands bestellt.

By resolution of the Supervisory Board of Diebold Nixdorf AG dated December 14, 2006, Dr. Jürgen Wunram was appointed as regular member of the Management Board (Vorstand) of the Company for a term commencing on March 1, 2007 and ending on February 28, 2012. On December 15, 2006, the Company and Dr. Wunram entered into a Management Board Member’s Service Agreement. By resolution of the Supervisory Board dated April 27, 2010, this agreement was replaced. By resolution of the Supervisory Board dated July 27, 2011, Dr. Wunram was appointed again as regular member of the Management Board of the Company for a term commencing on March 1, 2012 and ending on February 28, 2017, and by resolution of the Supervisory Board dated March 3, 2016, again for a term commencing on March 1, 2016 and ending on February 28, 2019. By resolution as of February 15, 2017, the Supervisory Board has appointed Dr. Wunram as chairman of the Management Board effective on April 1, 2017.

Durch Beschluss des Aufsichtsrats vom 20.12.2017 wird der § 4 (2) wie folgt ergänzt:

Die Gesellschaft erstattet Herrn Dr. Wunram Steuerberatungskosten gegen Beleg in Höhe von USD 14.000 brutto pro Jahr.

§ 4 (2) of the Management Board Member’s Service Agreement will be amended as follows:

The Company will reimburse Dr. Wunram’s tax advisory expenses (financial planning) against receipt up to USD 10,000 gross per annum.

Paderborn, den / this ____________ 2017	Paderborn, den / this ____________ 2017

__________________________________ Vorsitzender des Aufsichtsrates der / chairman of the supervisory board of Diebold Nixdorf AG	__________________________________ Dr. Jürgen Wunram